UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NABI BIOPHARMACEUTICALS

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2006

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

November •, 2006

Dear Fellow Stockholder:

You are probably aware that Third Point LLC, an investment vehicle controlled by Daniel Loeb, and certain of its affiliated entities have commenced a process to remove without cause a majority of the members of your Board of Directors. Third Point is also asking that you recommend to your Board that it fill the vacancies created by such removals with five individuals handpicked by Mr. Loeb. In short, Third Point is asking that you and your Board turn over control of Nabi to Mr. Loeb. In return, Third Point is not providing you with a control premium nor a clear and concrete path to realizing value for your investment in Nabi Biopharmaceuticals.

This action follows Third Point’s insistence that Nabi Biopharmaceuticals retain an investment bank and announce that it was pursuing a full range of strategic options, including the possible sale of all or parts of the Company. Nabi Biopharmaceuticals had been evaluating and pursuing strategic alternatives for some time, and on September 27, 2006 we publicly announced that the Company had hired Banc of America Securities LLC as its financial advisor to assist the Board in pursuing a process consistent with what Third Point demanded.

Our strategic review process is progressing appropriately and as promised. But we believe Third Point’s efforts to take control of your Board and the strategic review process may very well interfere with the Board’s efforts to explore the full range of strategic alternatives available to the Company. Among other things, potentially interested parties will be faced with significant uncertainty regarding the composition of the Board, which could chill the interest of potentially interested parties in committing the time and resources necessary to pursue a transaction with Nabi. In addition, the Board believes that the potential replacement of the Company’s senior management and the abandonment or substantial modification of its operating plans during the strategic review process could have a negative effect on the Board’s ability to effect a transaction.

Your Board believes that Third Point’s actions are not in the best interests of Nabi’s stockholders, and we, the Company’s directors and officers, are committed to acting in the best interests of all of the stockholders. For the reasons described above and in the enclosed document, we believe that your current Board should be permitted to continue its publicly announced exploration of the full range of strategic alternatives available to the Company to further enhance stockholder value. Accordingly, we strongly urge you to reject Third Point’s efforts to remove a majority of your Board.

You can reject Third Point’s efforts to hijack Nabi’s strategic evaluation process. First, do not sign Third Point’s WHITE consent card. Second, if you have previously signed a WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. Finally, if you have not signed Third Point’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed BLUE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today. Thank you for your support.

Very truly yours,

Thomas H. McLain Chairman of the Board, Chief Executive Officer and President

If you have any questions about revoking any consent you may have previously granted or if you require assistance, please contact Nabi’s consent revocation solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Tel: (212) 929-5500

Fax: (212) 929-0308

Call Toll Free: (800) 322-2885

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2006

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

November •, 2006

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF NABI BIOPHARMACEUTICALS

IN OPPOSITION TO

A CONSENT SOLICITATION BY THIRD POINT LLC AND ITS AFFILIATES

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents by Third Point LLC, Third Point Offshore Fund, Ltd., Third Point Ultra Ltd., Third Point Partners LP, Third Point Partners Qualified LP, Lyxor/Third Point Fund Limited and Daniel S. Loeb (collectively, “Third Point”).

On October 31, 2006, Third Point commenced a process to solicit written consents from the Company’s stockholders seeking:

1.	The removal, without cause, of a majority of the members of the Board, specifically: Thomas H. McLain, Richard Harvey, Leslie Hudson, Peter Davis and David Castaldi; and

2.	To request that the then remaining members of the Board fill the vacancies created by the removal of Messrs. McLain, Harvey, Hudson, Davis and Castaldi by appointing Jason Aryeh, Todd Davis, Stephen Kasnet, Timothy Lynch and Stuart Oran (the “Third Point Nominees”) to the Board.

Your directors were selected for nomination through processes designed by the Board to foster good corporate governance and representation of all stockholders. In contrast, Third Point’s obligation is to act in its own best interests and those of its investors, not in the best interests of the Company and its other stockholders.

For those reasons, among others, your Board unanimously opposes the consent solicitation by Third Point. Your Board is composed of a majority of independent directors, and it is committed to acting in the best interests of all of the Company’s stockholders. Your Board believes that it is well positioned to serve the Company’s strategic opportunities, to consider and respond to any business proposals presented to the Company, and to maximize the value to be extracted through the Company’s strategic evaluation process.

This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about November •, 2006.

Your Board urges you not to sign any WHITE consent card sent to you by Third Point but instead to sign and return the BLUE card included with these materials.

If you have previously signed and returned the WHITE consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the WHITE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in “street name,” only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.

In accordance with Delaware law, the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to Third Point’s consent solicitation is •, 2006. Only holders of record of Nabi Biopharmaceuticals Common Stock as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Third Point’s consent solicitation.

If you have any questions about giving your consent revocation or if you require assistance, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Tel: (212) 929-5500

Fax: (212) 929-0308

Call Toll Free: (800) 322-2885

i

FORWARD-LOOKING STATEMENTS

Statements in this Consent Revocation Statement about the Company that are not strictly historical are forward-looking statements and may include statements about our products in development, the market for such products, clinical trials and studies, intellectual property position, and alliances and partnerships. These forward-looking statements can be identified because they involve our expectations, beliefs, intentions, plans, projections, or other characterizations of future events or circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the Company’s ability to: advance the development of products currently in the pipeline or in clinical trials; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop, manufacture and market its products; successfully partner with other companies; realize future sales growth for its biopharmaceutical products; prevail in patent litigation; maintain sufficient intellectual property protections or positions; raise additional capital on acceptable terms; re-pay its outstanding convertible senior notes when due; and identify and complete transactions that represent strategic alternatives and opportunities. Many of these factors are more fully discussed, as are other factors, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the Quarter ended July 1, 2006 filed with the Securities and Exchange Commission (the “Commission”).

The Company operates in a very competitive and rapidly changing environment. New risk factors can arise, and it is not possible for management to predict all such risk factors; nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements.

All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF THE THIRD POINT CONSENT SOLICITATION

As set forth in its preliminary consent solicitation materials filed with the Commission on October 31, 2006, Third Point is seeking your consent for the following actions:

1.	The removal, without cause, of a majority of the members of the Board, specifically: Thomas H. McLain, Richard Harvey, Leslie Hudson, Peter Davis and David Castaldi; and

2.	To request that the then remaining members of the Board fill the vacancies created by the removal of Messrs. McLain, Harvey, Hudson, Davis and Castaldi by appointing Jason Aryeh, Todd Davis, Stephen Kasnet, Timothy Lynch and Stuart Oran to the Board.

Third Point has also stated that, if successful in its solicitation, it will request that the Company reimburse its expenses, which Third Point estimates as approximately $500,000.

Only the first proposal would be binding if passed; the second would merely constitute a recommendation to the Board regarding the appointment of the Third Point Nominees, and the Board would in no way be obligated to appoint the Third Point Nominees.

REASONS TO REJECT THIRD POINT’S CONSENT SOLICITATION PROPOSALS

The Company believes that Third Point’s attempt to remove a majority of our directors will greatly disrupt the strategic evaluation process that is currently under way and the Company’s operations generally. The Board believes you should not consent to removal of Thomas H. McLain, Richard Harvey, Leslie Hudson, Peter Davis and David Castaldi from the Board for several reasons:

•	Your Board Is Working Hard to Create Stockholder Value. The Board’s commitment to create stockholder value is reflected in two important milestones that the Company reached recently regarding its PhosLo and NicVAX assets:

•	On October 12, 2006, the Company announced that it had entered into an agreement to sell its PhosLo business to Fresenius Medical Care for consideration of up to $150 million in three components – up front cash, milestone payments, and royalties on incremental sales of a new product formulation under development. The sale of PhosLo to Fresenius, a company we believe provides a strong foundation to support and promote PhosLo, enables us to significantly increase our cash position. One of Third Point’s nominees, Jason Aryeh, was quoted by the South Florida Sun-Sentinel, on October 13, 2006, as saying, “[t]he sale of PhosLo is a very positive step—it’s bringing in exactly what we thought it was worth.”

•	In October, 2006, the Company also made an important announcement regarding NicVAX, its product candidate for the treatment of nicotine addiction and the prevention of smoking relapse. Thanks to the dedication and diligence of the Company’s clinical team, the Company was able to complete enrollment for the Phase IIB “proof-of-concept” study a full three months ahead of schedule. As a result, the Company is now poised to have trial results early in the second quarter of 2007. This accelerated timing helps to advance the Company’s stated goal of selecting a development and commercialization partner for NicVAX and then with that partner, initiating pivotal Phase III trials in the second half of 2007.

•	Your Board Is Committed To Exploring Strategic Alternatives That May Enhance Stockholder Value. On September 27, 2006, the Company publicly announced that it had retained Banc of America Securities LLC as its financial advisor to assist with the Board’s exploration of the full range of strategic alternatives available to the Company to further enhance stockholder value, including licensing or development arrangements, joint ventures, strategic alliances, a recapitalization, and the sale or merger of all or part of the Company. We believe this process is progressing appropriately and as promised.

•	The Third Point Proposals Would Interfere With Your Board’s Strategic Review Process. The Board believes that Third Point’s proposals may very well interfere with the Board’s efforts to explore the full range of strategic alternatives available to the Company to further enhance stockholder value. Among other things, potentially interested parties will be faced with significant uncertainty regarding the composition of the Board and direction of the Company, which could chill the interest of potentially interested parties in committing the time and resources necessary to pursue a transaction with the Company. In addition, the Board believes that the potential replacement of the Company’s senior management and the abandonment or substantial modification of its operating plans during the strategic review process could have a negative effect on the Board’s ability to effect a transaction. Also, replacement directors would likely need to spend a significant amount of time familiarizing themselves with the Company’s financial advisors, management, products, processes, and business condition, to the detriment of the strategic evaluation process and business operations.

•	Third Point’s Solicitation Is Consuming Company Resources. The solicitation itself is consuming time and resources that would be better spent on improving the Company’s business and strategic position, thereby undermining the Company’s strategic evaluation process.

•	Third Point’s Solicitation, If Successful, Will Trigger The Company’s Change of Control Severance Agreements. If Third Point is successful in removing a majority of the Board, a “change of control” will occur under change of control severance agreements that the Company has with 34 employees (including all its executive officers) that could result in the payment of up to approximately $13 million in lump sum severance payments plus benefit continuation if all employees exercised their rights under the agreements. These agreements have been in place for several years. The availability of such severance benefits following removal of a majority of the Board could induce many key employees whose continued employment is important to the success of the Company to terminate their employment with the Company.

•	Your Board Believes It Is Not In The Best Interest of Stockholders To Turn Over Control of the Company to Third Point. Third Point is asking you to remove a majority of your directors, and that you ask that the Board to replace them with five individuals handpicked by Third Point. Third Point is neither providing other stockholders with a control premium nor a clear and concrete path to realizing value for their investment in the Company. The Board believes that it is not in the best interest of all stockholders to turn over control of the Company to any individual stockholder or group of stockholders, especially one representing only 9.5% of the outstanding shares. We want to emphasize that your Board of Directors is firmly committed to acting in the best interests of the Company and all its stockholders.

BACKGROUND OF THE THIRD POINT CONSENT SOLICITATION

On April 17, 2006, Third Point filed a Schedule 13D indicating that it had acquired over 5% of the outstanding shares of Company stock. Third Point’s Schedule 13D noted Third Point’s view that “the Company should immediately retain a new investment banking firm to implement a strategic process aimed at maximizing stockholder value.” The filing went on to note that Third Point believed “that this process should be conducted as publicly as possible and should explore a sale of the Company in its entirety or otherwise… ..”

On April 27, 2006, Third Point sent a letter to the Board. This letter directed the Board to “review a history of Third Point’s prior ‘activist investments’ to get an idea of how [Third Point] have approached similar situations in the past” and warned that “any one of these examples may serve as an object lesson for what the Board and Nabi management may expect should [Third Point] not hear promptly from Tom McLain in regards to the demands made in our Schedule 13D…” In the April 27 letter, Third Point reiterated its demands that a “bona fide sale process be commenced immediately.”

In May 2006, the Company’s Board engaged Banc of America Securities LLC to assist the Board in reviewing various strategic alternatives.

On June 15, 2006, Third Point filed a letter directed to the Board as an exhibit to an amended Schedule 13D. Among other things, Third Point again insisted that the Company commence “a public auction of the Company in its entirety….”

On July 10, 2006, Third Point suggested privately that if the Company did not put itself up for sale, Third Point would inform the SEC that the Company had engaged in improper stock option practices. Third Point also indicated that it was aware of a Company employee who was prepared to provide damaging information regarding certain of the Company’s stock option practices.

On July 11, 2006, Daniel Loeb, CEO of Third Point, and Jeff Perry, another Third Point representative, called Thomas McLain, the Company’s CEO, and Jordan Siegel, the Company’s CFO. During this call, Mr. Loeb indicated that he was “suspicious” of the Company’s Retention Program. Mr. McLain responded that any concerns regarding the Retention Program were unfounded. Mr. Loeb responded that the Company should be prepared for the “tsunami of attention [that] will come down on [its] head.”

In an effort to reach out to its major stockholders, during the month of July the Company arranged for separate meetings between a number of stockholders and Messrs. Richard Harvey, Peter Davis and Steve Sudovar, all non-management members of the Board. The purpose of these meetings was to provide a forum for stockholders to express their views regarding the Company directly to non-management members of the Board. These meetings occurred in New York on August 2, 2006. Attendees to such meetings included Jason Aryeh, one of Third Point’s director nominees. Third Point itself declined the invitation to meet with the Board representatives. Following the August 2nd meetings, the Board representatives reported back to the full Board.

On August 16, 2006, Third Point delivered yet another letter to the members of the Board stating, among other things, Third Point’s “determination that NABI should immediately undertake a public process to maximize value for all stockholders.” Third Point also insisted “that Bank of America immediately be empowered to evaluate strategic alternatives for the Company as a whole or in part.”

On September 14, 2006, Third Point again sent a letter to the Board of Directors urging the Board, at its next meeting, to expand the mandate of Banc of America Securities LLC to conduct a public process to maximize stockholder value by exploring all alternatives, including a sale of the Company in whole or in component pieces.

On September 18, a Company representative received a call from Mr. Perry. Mr. Perry stated that if Third Point did not hear from the Company by close of business on September 19 regarding progress in meeting their demands, a campaign would be launched against the Company directors individually. Mr. Perry threatened that individual lawsuits would be filed and private investigators would be assigned to each director, with instructions to follow them throughout the day. Mr. Perry also stated that while Third Point had thus far focused most of his attention on Mr. McLain, the Company’s directors would thereafter become targets individually.

On September 26, 2006, Third Point announced its intent to conduct “shortly” a consent solicitation in order to remove Mr. McLain and possibly one or more other directors from the Board of Directors. Third Point also noted that in conjunction with this solicitation, it also intended to solicit consents in favor of a proposal requesting that one or more individuals named by Third Point be added to the Board to fill any vacancies created by the removal of directors.

As stated above, in May 2006, the Company’s Board engaged Banc of America Securities LLC to assist the Board in reviewing strategic alternatives. And on September 27, 2006, the Company publicly announced that it had retained Banc of America Securities LLC as its financial advisor to assist with its exploration of the full range of strategic alternatives available to the Company to further enhance stockholder value, including licensing or development arrangements, joint ventures, strategic alliances, a recapitalization, and the sale or merger of all or part of the Company.

Between September 28, 2006 and October 1, 2006, a representative of Banc of America Securities LLC and a representative of Third Point discussed a possible compromise that would avoid a consent solicitation intended to remove the Company’s directors. Such discussions, however, came to no resolution.

On October 4, 2006, Third Point issued a press release stating, once again, that it intended to proceed with a consent solicitation to remove Mr. McLain. Third Point also announced that it would likely also seek the removal of one or more additional directors.

On October 12, 2006, the Company announced that it had signed a definitive agreement to sell PhosLo and the product’s related assets to a U.S. subsidiary of Fresenius Medical Care for consideration of up to $150 million in a combination of up front cash, milestone payments, and royalties on sales of a new product formulation under development.

On October 16, 2006, Third Point delivered a letter to the Company’s directors indicating, once again, that it had determined to pursue a consent solicitation to remove Tom McLain, as well as a majority of the Company’s directors from the Board. Third Point also indicated that concurrently therewith, it would present to the Company’s stockholders a majority slate of proposed replacement directors, and that it believes the Company should not be publicly traded.

Since October 26, 2006, the Company and Third Point have held discussions about a possible settlement. Such discussions to date, however, have came to no resolution. On October 31, 2006, Third Point filed a preliminary consent solicitation statement with the SEC.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q: Who is making this solicitation?

A: Your Board.

Q: What are we asking you to do?

A: You are being asked to revoke any consent that you may have delivered in favor of the proposals described in Third Point’s consent solicitation statement and, by doing so, preserve your current Board, which will continue to act in your best interests.

Q: If I have already delivered a consent, is it too late for me to change my mind?

A: No. Until duly executed, unrevoked consents representing a majority of the Company’s outstanding shares of Common Stock are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.

Q: What is the effect of delivering a consent revocation card?

A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Third Point. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q: What should I do to revoke my consent?

A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign, date and return the enclosed BLUE Consent Revocation Card today to MacKenzie Partners, Inc. in the envelope provided. It is important that you date the BLUE Consent Revocation Card when you sign it.

Q: What happens if I do nothing?

A: If you do not send in any consent Third Point may send you and do not return the enclosed BLUE Consent Revocation Card, you will effectively be voting AGAINST Third Point’s proposals.

Q: What happens if Third Point’s proposals pass?

A: If unrevoked consents representing a majority of our outstanding Common Stock are delivered to us within 60 days after •, 2006, Thomas H. McLain, Richard Harvey, Leslie Hudson, Peter Davis and David Castaldi will be removed from the Board. The remaining members of the Board may then select replacement directors, without regard to passage of Third Point’s second proposal, which is merely a non-binding recommendation.

Q: What is your Board’s position with respect to Third Point’s proposals?

A: Your Board has unanimously determined that Third Point’s proposals are not in the best interests of the Company’s stockholders and that stockholders should REJECT the proposals. Your Board’s reasons and recommendations are set forth in the section of this Consent Revocation Statement entitled “Reasons to Reject Third Point’s Consent Solicitation Proposals.”

Q: What does your Board recommend?

A: Your Board strongly believes that the solicitation being undertaken by Third Point is an unnecessary distraction and waste of resources at a time when the Company vitally needs its directors and officers to focus on the evaluation of strategic opportunities and the execution of its business plan. Your Board unanimously opposes the solicitation by Third Point and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q: If Third Point’s proposals are approved, will it result in a “change of control?”

A: Approval of Third Point’s proposals will result in a “change of control” under the Company’s change of control severance agreements with 34 employees (including all its executive officers) that could result in the payment by the Company of up to approximately $13 million in lump sum severance payments plus benefit continuation if all employees exercised their rights under the agreements.

Q: Who is entitled to consent, withhold consent or revoke a previously given consent with respect to Third Point’s proposals?

A: Only the stockholders of record of the Company’s Common Stock on the Record Date are entitled to consent, withhold consent or revoke a previously given consent with respect to Third Point’s proposals. In accordance with Delaware law, the record date for the determination of stockholders who are entitled to execute, withhold or revoke previously given consents relating to Third Point’s proposals has been set as November •, 2006.

Q: Who should I call if I have questions about the solicitation?

A: Please call MacKenzie Partners, Inc., toll free at: (800) 322-2885.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Record Date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to Third Point’s proposals has been set as November •, 2006. As of the Record Date, there were • shares of the Company’s Common Stock outstanding, each entitled to one consent.

Only stockholders of record as of the close of business on the Record Date are eligible to execute, withhold and revoke consents in connection with Third Point’s proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf in order to withhold or revoke their consents.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Therefore, under Section 228 of the Delaware General Corporation Law, Third Point’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days after the date of earliest dated written consent delivered to the Company.

Because Third Point’s proposals could become effective before the expiration of such 60-day period, we urge you to act promptly to return the BLUE Consent Revocation Card.

Effect of the BLUE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Third Point. Stockholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc., either by mail to 105 Madison Avenue New York, NY 10016, or by fax to (212) 929-0308.

The Company requests that if a revocation is instead delivered to Third Point, a copy of the revocation also be delivered to the Company, c/o to MacKenzie Partners, Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Third Point or by delivering to Third Point a subsequently dated consent card that Third Point sent to you.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO THIRD POINT. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO THIRD POINT’S PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS.

The Company has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with Third Point’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. toll free at (800) 322-2885.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any WHITE consent cards. Instead, reject the solicitation efforts of Third Point by promptly completing, signing, dating and mailing the enclosed BLUE Consent Revocation Card to MacKenzie Partners, Inc. If you have any questions regarding the solicitation, call MacKenzie Partners, Inc. toll free: (800) 322-2885. Please be aware that if you sign a WHITE card but do not check any of the boxes on the card, you will be deemed to have consented to Third Point’s proposals.

Results of Consent Revocation Statement

The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $•, of which approximately $• has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and the regular, non-executive employees of the Company may, without additional compensation, solicit revocations in person or by telephone or other forms of telecommunication.

This solicitation is being made by your Board. The Company has retained MacKenzie Partners, Inc. as consent revocation solicitor for a final fee not expected to exceed $200,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately 85 of its employees will be involved in the solicitation of revocations by MacKenzie Partners, Inc. and on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the Commission, each director and certain executive officers of the Company are deemed “participants” in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation,” for information about our directors and officers who may be deemed participants in the solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

CURRENT DIRECTORS OF THE COMPANY

Unless otherwise indicated, the business address of the Company’s directors is 5800 Park of Commerce Boulevard, N.W. Boca Raton, FL 33487. Each of the Company’s directors serves until a successor is elected and qualified, or until his or her earlier resignation or removal. Each of the following directors was elected at our Annual Meeting on May 12, 2006:

David L. Castaldi, age 66, has been a director of the Company since 1994. He is currently an independent consultant. Mr. Castaldi was founder and Chairman of the Board (1996-2001) and Chief Executive Officer (1998-1999) of Cadent Medical Corp., a medical device company that was sold to Cardiac Science, Inc. Previously, Mr. Castaldi was founder and Chief Executive Officer (1987-1994) of BioSurface Technology, Inc., a NASDAQ-listed biotechnology company that was sold to Genzyme Corporation. He also served as President of Baxter International’s worldwide plasma fractionation division, where he was the corporate sponsor for the development of recombinant Factor VIII, a biopharmaceutical with sales over $1 billion. He is a graduate of the University of Notre Dame (maxima cum laude) and Harvard Business School (with high distinction) where he was a Baker Scholar. Mr. Castaldi also serves on the Boards of Embrex, Inc.

Geoffrey F. Cox, Ph.D., age 63, has been a director of the Company since 2000. He has been Chairman, President and Chief Executive Officer of GTC Biotherapeutics, Inc., a biopharmaceutical company, since 2001. From 1997 to 2001, he was Chairman of the Board and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. From 1984 to 1997, he was employed by Genzyme Corporation, a biotechnology company, last serving as its Executive Vice President, Operations. Dr. Cox also serves on the board of GTC Biotherapeutics, Inc. and on the board of the Biotechnology Industry Organization. Mr. Cox’s business address is 175 Crossing Blvd. Suite 410, Framingham, MA 01702.

Peter B. Davis, age 60, has been a director of the Company since 2006. Mr. Davis is currently an independent consultant. He served as Vice President Finance and Chief Financial Office of XOMA, Ltd., a biotechnology company, from 1994 to his retirement in June of 2005. From 1991 to 1994, he served as Vice President Financial Operations for the Ares Serono Group, a global pharmaceutical company. From 1988 to 1991, he was Vice President, Chief Financial Officer of Akzo America Inc., a subsidiary of a diversified Dutch chemical company. From 1995 to 1998, he was Controller-International Division of Stauffer Chemical Corporation, and from 1972 to 1985, he was employed by PepsiCo Inc., last serving as Division Finance Director of Pepsi-Cola International. Mr. Davis received a B.A. in Mathematics from Northwestern University and an M.B.A. from the University of Chicago.

Richard A. Harvey, Jr., age 57, has been a director of the Company since 1992. He has been President of Stonebridge Associates, LLC, an investment banking firm, since 1996, and has over 30 years of investment banking experience. Mr. Harvey received an A.B. in Government from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College, where he was elected an Edward Tuck Scholar. Mr. Harvey’s business address is 10 Post Office Square, Boston MA 02109.

Leslie Hudson, Ph.D., age 60, has been a director of the Company since August 2005. He is the sole proprietor of G&M Princeton Associates, a pharmaceutical commercial development practice. He served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., a biopharmaceutical company from June 2005 to July 2006. Dr. Hudson served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005. From 1995 to 2003, he served in several positions at Pharmacia Corp., including senior vice president of research and exploratory development, senior vice president of emerging technology and commercial development and general manager and group vice president of ophthalmology. From 1988 to

1994, he worked at GlaxoWellcome (now GlaxcoSmithKline plc) in several senior research positions including head of cancer, metabolic and hyperproliferative disease and vice president for discovery research, in which he headed the company’s genomics program. Dr. Hudson received his bachelor’s degree in zoology with first class honors from the Imperial College of Science, Technology and Medicine, at the University of London in 1968. He received his doctorate in immunology from the Imperial College and Middlesex Hospital Medical School, University of London in 1975. Dr. Hudson is also an associate of the Royal College of Science.

Linda Jenckes, age 59, has been a director of the Company since 1997. She has been President of Linda Jenckes & Associates, a government relations consulting firm that she founded, since 1995. Ms. Jenckes also serves on the boards of directors of the National Multiple Sclerosis Society and the National Polycystic Kidney Disease Research Foundation. From 1992 to 1994, Ms. Jenckes served as Senior Vice President of the Health Insurance Association of America, where she was Vice President of Federal Affairs from 1982 to 1992 and a Federal Relations Representative from 1978 to 1981. Ms. Jenckes’ business address is 210 7th Street SE, Suite 200, Washington, DC 20003.

Thomas H. McLain, age 48, has served as Chairman, Chief Executive Officer and President of the Company since May 2004 and has been a director since April 2001. From June 2003 to May 2004, he served as Chief Executive Officer and President. From November 2002 to June 2003, he served as President and Chief Operating Officer. From April 2001 to November 2002, he served as Executive Vice President and Chief Operating Officer. From 1998 to April 2001, he served as Senior Vice President, Corporate Services and Chief Financial Officer. From 1988 to 1998, Mr. McLain was employed by Bausch & Lomb, Inc., a global eye care company. Mr. McLain also serves on the board of Eastman Chemical Company and on the board of the Biotechnology Industry Organization. He received a B.A. in Economics from the College of the Holy Cross and an M.B.A. from the William E. Simon Graduate School of Business at the University of Rochester.

Stephen G. Sudovar, age 60, has been a director of the Company since 2002. He currently serves as President and Chief Executive Officer of SGS Associates, a management consulting firm. From 1999 to 2005, Mr. Sudovar served as President and Chief Executive Office of EluSys Therapeutics, Inc., a biotechnology company. From 1988 to August 1999, he was employed by Roche Laboratories, a division of F. Hoffman-La Roche Ltd., a global healthcare company, last serving as its President. Mr. Sudovar also serves on the board of Aastrom Biosciences, Inc. Mr. Sudovar received a B.S. in Marketing from St. Peter’s College and an M.B.A. from Fairleigh Dickinson University. Mr. Sudovar’s business address is 33 Prospect Avenue, Montclair, NJ 07042.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are as follows:

Name	Age	Position
Thomas H. McLain	48	Chairman, Chief Executive Officer and President
Raafat E.F. Fahim, Ph.D.	53	Senior Vice President, Research, Technical and Production Operations
Henrik S. Rasmussen, M.D., Ph.D.	48	Senior Vice President, Clinical, Medical and Regulatory Affairs
Jordan I. Siegel	41	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer

Biographies of the Company’s current executive officers, other than Mr. McLain, whose biography appears above, are provided below. Officers are appointed by and serve at the discretion of the Board. The business address of the Company’s executive officers is 5800 Park of Commerce Boulevard, N.W. Boca Raton, FL 33487.

Dr. Fahim, age 53, has served as Senior Vice President, Research, Technical and Production Operations since May 2003 having been employed as Vice President of Vaccine Manufacturing Operations in March 2003. From 2002 to 2003, Dr. Fahim was an independent consultant, working with Aventis Pasteur and other companies worldwide on projects that included manufacturing, process improvement, quality operations and regulatory issues. From 2001 to 2002, he served as President and Chief Operating Officer of Lorus Therapeutics, Inc., a biopharmaceutical company. From 1987 to 2001, Dr. Fahim was employed by Aventis Pasteur where he was instrumental in developing several vaccines from early research to marketed products. During his employment with Aventis Pasteur, Dr. Fahim held the positions of Vice President, Industrial Operations, Vice President Development, Quality Operations and Manufacturing, Director of Product Development, and head of bacterial vaccines research/research scientist.

Dr. Rasmussen, age 48, has served as Senior Vice President, Clinical, Medical and Regulatory Affairs since May 2003 having been employed as Vice President of Clinical and Regulatory Affairs in February 2003. From April 1999 to February 2003, Dr. Rasmussen was employed as Senior Vice President/ Vice President of Clinical Research & Regulatory Affairs for GenVec, Inc., a biotech company focused on gene therapy. From November 1994 to March 1999, Dr. Rasmussen was employed as Senior Vice President of Clinical Research/ Vice President of Clinical Research/Regulatory Affairs with British Biotech. From 1989 to 1995, Dr. Rasmussen held various management positions within the worldwide clinical development group of Pfizer Central Research in the UK. From 1985 to 1989, Dr. Rasmussen worked with a major university hospital in Denmark, focusing on internal medicine, including cardiology, gastroenterology and infectious disease.

Jordan I. Siegel, age 41, joined Nabi Biopharmaceutical in June 2006 from IVAX Corporation. He joined IVAX Corporation in 1995, and most recently served as Vice President of Finance for its subsidiary, IVAX Pharmaceuticals, Inc. In this role, he was responsible for all financial and accounting activities related to IVAX Pharmaceuticals’ U.S. generic pharmaceutical business, including financial reporting, internal controls, Sarbanes-Oxley compliance and strategic planning. He had previously served as Vice President and Treasurer, and was responsible for investor relations.

Certain Relationships and Related Transactions

Except as otherwise disclosed in this Consent Revocation Statement and Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation” hereto, the Company is not aware of any transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board has adopted Corporate Governance Principals to guide the operation of the Board and its standing committees. A copy of the Corporate Governance Principles is available on the Company’s website at http://www.nabi.com.

Board of Directors

The Board has determined that Messrs. Castaldi, Davis and Sudovar, Drs. Cox and Hudson, and Ms. Jenckes are independent directors, as defined under the NASDAQ Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the NASDAQ Marketplace Rules; all of the Compensation Committee members are independent, as independence for compensation committee members is defined under the NASDAQ Marketplace Rules; and all of the Nominating and Governance Committee members are independent, as independence for nominating committee members is defined under the NASDAQ Marketplace Rules. The Board has named Mr. Harvey as lead outside director. There are no family relationships among any of the directors or executive officers of the Company.

The Board met nine times in 2005. During 2005, each incumbent director of the Company, except Leslie Hudson, who joined the Board in August 2005, attended at least 75% of the aggregate of (i) all meetings of the

Board held during the period for which he or she has been a director and (ii) all meetings of all committees of the Board on which he served that were held during the periods that he or she served as a member of such committees.

Standing Committees of the Board

The Board of the Company has formed the following standing committees.

1.	The Audit Committee currently consists of Mr. Castaldi (Chairman), Mr. Davis and Ms. Jenckes, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board has adopted a written charter for the Audit Committee and most recently amended that charter on February 15, 2006. A copy of the amended charter was included as Appendix A to the Company’s proxy statement filed on April 7, 2006, and is available on the Company’s website at http://www.nabi.com. All of the Audit Committee members are able to read and understand fundamental financial statements. The Board has determined that Mr. Castaldi is the audit committee financial expert, as defined under the federal securities laws. The Audit Committee met 11 times in 2005.

2.	The Compensation Committee currently consists of Mr. Sudovar and Drs. Cox (Chairman) and Hudson, and its function is to assist the Board in determining and overseeing the compensation practices and policies of the Company. The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Compensation Committee met seven times in 2005.

3.	The Nominating and Governance Committee currently consists of Messrs. Castaldi, Davis and Sudovar (Chairman), Drs. Cox and Hudson, and Ms. Jenckes, and its function is to focus on issues involving the composition and operation of the Board and its committees, and the development of good corporate governance practices. The Board has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Nominating and Governance Committee met seven times in 2005.

Director Nomination Process

The Nominating and Governance Committee reviews annually and makes recommendations to the Board regarding the appropriate qualifications, skills and experience expected of individual Board members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Nominating and Governance Committee believes the nominees for election to the Board should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board.

The Nominating and Governance Committee identifies director candidates for election to the Board through the personal knowledge and experience of the members of the Committee, third-party recommendations, and, if appropriate, through a search firm selected by the Committee and compensated by the Company. Candidates will be evaluated based upon their backgrounds and interviews with members of the Board. The Committee does not plan to evaluate candidates identified by the Committee differently from those recommended by a stockholder or otherwise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board must do so in writing. The recommendation should be sent to the Secretary of the Company, in care of Thomas E. Rathjen, Vice President, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, FL 33487,

who will forward the recommendation to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s bylaws with respect to nomination of persons for election to the Board.

Board Self-Assessment

In 2005, at the recommendation of the Nominating and Governance Committee, each of the full Board and the Audit Committee of the Board undertook a self-assessment in order to better understand and enhance, if necessary, performance and effectiveness of the Board and Audit Committee as a group. As a part of the self-assessment each participant completed a self-assessment questionnaire.

Stockholder Communication Policy

Stockholders may send communications to the Board or individual members of the Board by writing to them, in care of Thomas E. Rathjen, Vice President, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, FL 33487, who will forward the recommendation to the intended director or directors. If a stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company’s policy is to encourage attendance by all directors at annual meetings of stockholders. All seven members of the Board who were directors at the time of last year’s annual meeting attended the meeting.

Code of Ethical Conduct

The Company has adopted a Code of Ethical Conduct that comprises a code of ethics, as defined under the federal securities laws. The Code of Ethical Conduct applies to all directors, officers, and employees of the Company. The Code of Ethical Conduct is posted on the Company’s website at http://www.nabi.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Please refer to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation”, for additional information regarding our directors’ and officers’ ownership of the Company’s Common Stock.

The following table sets forth information as of November 3, 2006 (unless otherwise noted) as to the Common Stock beneficially owned by (i) all directors, (ii) each Named Executive Officer, (iii) directors and executive officers of the Company as a group, (iv) certain executives who may be deemed participants in the solicitation, and (v) each person or group who is known to the Company to be the beneficial owner of more than 5% of the Common Stock.

Name of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class (1)
Directors and Officers
David L. Castaldi	104,389	(2)	*
Geoffrey F. Cox, Ph.D.	72,771	(3)	*
Peter Davis	21,968	(4)	*
Richard A. Harvey, Jr.	79,996	(5)	*
Leslie Hudson, Ph.D.	30,000	(6)	*
Linda Jenckes	70,747	(7)	*
Thomas H. McLain	971,248	(8)	1.6%
Stephen G. Sudovar	64,862	(9)	*

Named Executive Officers
Thomas H. McLain	971,248	(8)	1.6%
Raafat E.F. Fahim, Ph.D.	336,336	(10)	*
H. LeRoux Jooste	50,000	(11)	*
Henrik S. Rasmussen, M.D., Ph.D.	328,544	(12)	*
Mark L. Smith	32,851	(13)	*

Directors and executive officers as a group (12 persons)	2,163,712	(14)	3.6%

Additional Current Officers
Jordan I. Siegel	60,000	(15)	*

5% Beneficial Owners
Capital Research and Management Company and SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, CA 90071	3,050,000	(16)	5.1%
David M. Knott and Dorset Management Corporation 485 Underhill Boulevard, Suite 205 Syosset, NY 11791-3419	5,896,000	(17)	9.8%
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 10005	4,080,885	(18)	6.8%
Harvest Management, L.L.C. 600 Madison Avenue, 11th Floor New York, NY 10022	5,615,658	(19)	9.3%
Third Point LLC 390 Park Avenue New York, NY 10022	5,750,000	(20)	9.5%
Third Point LLC and Jason Aryeh (as a group under Exchange Act § 13(d)) 390 Park Avenue New York, NY 10022	6,982,650	(21)	11.6%

*	Less than 1%.

(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power. Percentages calculated based on 60,445,447 shares of Common Stock outstanding as of the close of business on November 3, 2006.
(2)	Consists of (i) 49,189 shares of Common Stock owned directly, (ii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable, or will become exercisable within the next 60 days, and (iii) 6,200 shares of Common Stock owned by Mr. Castaldi’s wife and daughter, as to which Mr. Castaldi disclaims beneficial ownership.
(3)	Consists of (i) 23,771 shares of Common Stock owned directly and (ii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable, or will become exercisable within the next 60 days.
(4)	Consists of (i) 3,968 shares of Common Stock owned directly and 18,000 shares of Common Stock that may be acquired under stock options that will become exercisable within the next 60 days.
(5)	Consists of (i) 30,996 shares of Common Stock owned directly and (ii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable, or will become exercisable within the next 60 days.
(6)	Consists of 30,000 shares of Common Stock that may be acquired under stock options that are presently exercisable, or will become exercisable within the next 60 days.
(7)	Consists of (i) 21,747 shares of Common Stock owned directly and (ii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable, or will become exercisable within the next 60 days.
(8)	Consists of (i) 48,276 shares of Common Stock owned directly, (ii) 63,272 shares of Common Stock owned through the Company’s 401(k) Plan, (iii) 78,746 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed, (iv) 780,715 shares of Common Stock that may be acquired under stock options that are presently exercisable, and (v) 240 shares of Common Stock owned by Mr. McLain’s children, as to which Mr. McLain disclaims beneficial ownership.
(9)	Consists of (i) 8,362 shares of Common Stock owned directly and (ii) 56,500 shares of Common Stock that may be acquired under stock options that are presently exercisable, or will become exercisable within the next 60 days.
(10)	Consists of (i) 17,218 shares of Common Stock owned directly, (ii) 77,859 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed, and (iii) 241,259 shares of Common Stock that may be acquired under stock options that are presently exercisable.
(11)	Mr. Jooste left the Company in January 2006, and his beneficial ownership of Common Stock is current as of that time. Consists of (i) 10,000 shares of Common Stock and (ii) 40,000 options, which shall remain exercisable until the anniversary of Mr. Jooste’s departure from the Company pursuant to Mr. Jooste’s severance agreement.
(12)	Consists of (i) 6,403 shares of Common Stock owned directly, (ii) 77,859 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed; and (iii) 244,282 shares of Common Stock that may be acquired under stock options that are presently exercisable.
(13)	Consists of (i) 15,458 shares of Common Stock owned directly and (ii) 17,393 shares of Common Stock owned by the Company’s 401(k) Plan. Mr. Smith’s vested options were exercised or cancelled within 90 days after his resignation from the Company on March 6, 2006.
(14)	See notes 2-13. Includes former officers.

(15)	Consists of 60,000 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed.
(16)	The information in the table and this note is derived from a Schedule 13G filed with the Commission on February 6, 2006, by Capital Research and Management Company and SMALLCAP World Fund, Inc. Capital Research Management Company, a registered investment adviser, is deemed to be the beneficial owner of 3,050,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., a registered investment company, which is advised by Capital Research and Management Company, is the beneficial owner of 3,050,000 shares of Common Stock.
(17)	The information in the table and this note is derived from a Schedule 13D/A filed with the Commission on October 10, 2006 by David M. Knott and Dorset Management Corporation, which share voting and investment power.
(18)	The information in the table and this note is derived from a Schedule 13G filed with the Commission on January 9, 2006 by Goldman Sachs Asset Management, L.P., a registered investment advisor, which holds sole voting and investment power over 4,080,885 shares of Common Stock. Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of any securities managed on its behalf by third parties.
(19)	The information in the table and this note is derived from a Schedule 13D/A filed with the Commission on May 8, 2006 by Harvest Management, L.L.C. with respect to shares beneficially owned by the following accounts under its management, which Harvest Management may be deemed to beneficially own: 1,039,409 Shares beneficially owned by Harvest Capital, L.P.; 2,073,583 shares beneficially owned by Harvest Offshore Investors Ltd.; 140,747 shares beneficially owned by CL Harvest, LLC; 177,158 shares beneficially owned by Harvest AA Capital, L.P.; 320,376 shares beneficially owned by New Americans, L.L.C.; and 1,864,385 Shares beneficially owned by TE Harvest Portfolio, Ltd. James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner are each principals of Harvest Management and thus may be deemed to beneficially own the 5,615,658 shares beneficially owned by Harvest Management, constituting approximately 9.4% of the shares outstanding.
(20)	The information in the table and this note is derived from a Schedule 13D/A filed with the Commission on October 31, 2006 by Third Point LLC, with respect to shares beneficially owned by Third Point LLC. Third Point Offshore Fund, Ltd. shares voting power over 3,724,100 shares of the 5,750,000 shares beneficially owned by Third Point LLC. Daniel Loeb may be deemed to own 5,750,000 shares of Common Stock; Third Point Ultra Ltd. may be deemed to beneficially own 614,300 shares of Common Stock; Third Point Partners LP may be deemed to beneficially own 585,300 shares of Common Stock; Third Point Partners Qualified LP may be deemed to beneficially own 459,100 shares of Common Stock; and Lyxor/Third Point Fund Limited may be deemed to beneficially own 367,200 shares of Common Stock.
(21)	As disclosed in Third Point’s Schedule 13D/A filed with the Commission on October 31, 2006, because of their determination to work together, Third Point and Mr. Aryeh may be deemed to beneficially own, in the aggregate, 6,982,650, shares, or 11.6%, of the outstanding Company’s Common Stock (which includes 1,232,650, shares beneficially owned by the Mr. Aryeh and 5,750,000 shares beneficially owned by Third Point).

DIRECTOR COMPENSATION

Under the Company’s compensation policy for non-employee directors, each non-employee director receives an annual retainer of $20,000 plus a fee of $1,000 for each Board and committee meeting attended by the director (whether the meeting is conducted in person or by conference telephone). Additionally, each member of a standing Board committee receives an annual retainer of $2,500, and each chairperson of a standing Board committee receives an annual retainer of $5,000, except that chairman of the Audit Committee and the lead outside director each receive an annual retainer of $7,500. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Under the Company’s Stock Plan for Non-Employee Directors and its 2004 Stock Plan for Non-Employee Directors, each non-employee director may elect to be paid his or her annual retainer, in whole or in part, in shares of Common Stock in lieu of cash, and each non-employee director is entitled to receive an option to purchase shares of Common Stock upon his or her initial election to the Board and each reelection to the Board at any meeting of stockholders. The number of shares underlying such options is determined by the Board at the time of grant in its sole discretion. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become fully exercisable six months after the date of grant and expire ten years after the date of grant. To the extent that options are exercisable on the date that a director’s service on the Board terminates, they will remain exercisable for 12 months after such termination, but in no event later than the original option expiration date. In May 2005, the Company granted options to purchase 12,000 shares of Common Stock to each of its non-employee directors and in August 2005 the Company granted an option to purchase 18,000 shares of Common Stock to Dr. Hudson when he joined the Board.

EXECUTIVE COMPENSATION

The following table contains information concerning the compensation, for each of the Company’s last three completed fiscal years, of the Chief Executive Officer of the Company and the other four highest earning current and former executive officers in fiscal year 2005 (such executive officers being the “Named Executive Officers”).

	Year	Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position		Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)		Securities Underlying Options (#)
Thomas H. McLain Chairman, Chief Executive Officer and President	2005 2004 2003	459,923 435,100 342,000	0 312,246 232,103	20,041 16,380 16,383	(3) (4) (5)	150,000 118,237 60,915	43,613 38,927 36,833	(6)

Raafat E.F. Fahim, Ph.D. Senior Vice President, Technical and Production Operations	2005 2004 2003	288,654 271,615 189,231	0 131,560 125,270	14,736 90,084 86,145	(3) (4) (5)	0 211,259 40,000	34,506 22,060 8,271	(6)

H. LeRoux Jooste Former Senior Vice President, Global Sales and Marketing(7)	2005 2004 2003	295,577 11,154 —	0 30,000 —	192,337 0 —	(3)	0 200,000 —	18,660 0 —	(6)

Henrik S. Rasmussen, M.D., Ph.D. Senior Vice President, Clinical, Medical, and Regulatory Affairs	2005 2004 2003	292,808 283,615 221,654	0 136,620 143,731	17,866 18,593 —	(3) (4)	0 214,282 40,000	31,923 31,703 8,197	(6)

Mark L. Smith Former Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer(8)	2005 2004 2003	280,769 272,962 248,904	0 128,414 132,217	12,986 10,718 10,568	(3) (4) (5)	75,000 54,466 41,208	31,220 27,608 26,605	(6)

(1)	Includes for certain individuals accrued unused vacation reimbursements that were paid in cash.

(2)	Includes bonuses accrued or earned in each year whether or not such bonuses were paid in that year.
(3)	Includes: (i) reimbursements of $12,618 paid to Mr. McLain, $8,924 paid to Mr. Jooste, $6,883 paid to Mr. Smith and Dr. Fahim, and $9,220 paid to Dr. Rasmussen, respectively, for taxes payable by the officers on contributions made by the Company under its Supplemental Executive Retirement Plan; (ii) reimbursements of $6,609, $3,193, $5,776, $7,322 and $8,081, paid to Messrs. McLain, Jooste and Smith and Drs. Fahim and Rasmussen, respectively, for taxes payable by the officers on disability insurance premiums paid by the Company; (iii) reimbursements of $814, $445, $327, $531 and $565 paid to Messrs. McLain, Jooste and Smith and Drs. Fahim and Rasmussen, respectively, for taxes payable by the officers on contributions made by the Company under its supplemental term life insurance policy; and (iv) relocation expenses of $164,175 for which Mr. Jooste was reimbursed and an automobile allowance of $15,600 paid to Mr. Jooste.
(4)	Includes: (i) reimbursements of $9,751 paid to Mr. McLain, $6,883 paid to Mr. Smith and Dr. Fahim, and $10,409 paid to Dr. Rasmussen, respectively, for taxes payable by the officers on contributions made by the Company under its Supplemental Executive Retirement Plan; (ii) reimbursements of $6,629, $3,835 and $8,184, paid to Messrs. McLain and Smith and Dr. Rasmussen, respectively, for taxes payable by the officers on disability insurance premiums paid by the Company; and (iii) reimbursement of $9,887 paid to Dr. Fahim for Canadian taxes payable by him, relocation expenses of $64,914 for which Dr. Fahim was reimbursed, and an automobile allowance of $8,400 paid to Dr. Fahim.
(5)	Includes: (i) reimbursements of $12,618 and $6,883 paid to Messrs. McLain and Smith, respectively, for taxes payable by the officers on contributions made by the Company under its Supplemental Executive Retirement Plan; (ii) reimbursements of $3,765 and $3,685 paid to Messrs. McLain and Smith, respectively, for taxes payable by the officers on disability insurance premiums paid by the Company; and (iii) relocation expenses in the amount of $86,145 paid by the Company on behalf of Dr. Fahim.
(6)	Includes: (i) premiums for life insurance in the amounts of $1,690, $1,093, $750, $1,339 and $1,005 paid by the Company on behalf of Messrs. McLain, Jooste and Smith, and Drs. Fahim and Rasmussen, respectively, during 2005; (ii) contributions made by the Company under its 401(k) plan in the amount of $8,400 on behalf of each of Messrs. McLain and Smith and Drs. Fahim and Rasmussen for 2005; (iii) premiums for disability insurance in the amounts of $11,523, $5,567, $10,070, $12,767, $10,518 paid by the Company on behalf of Messrs. McLain, Jooste and Smith and Drs. Fahim and Rasmussen, respectively, during 2005; and (iv) contributions during 2005 in the amounts of $12,000 on behalf of Messrs. Jooste and Smith, and Drs. Fahim and Rasmussen, and $22,000 on behalf of Mr. McLain made by the Company and included in each executive’s taxable income under the Company’s Supplemental Executive Retirement Plan, which provides the executive with a self-directed insurance or annuity-based retirement plan.
(7)	Mr. Jooste joined the Company in December 2004 and left the Company in February 2006.
(8)	Mr. Smith left the Company in March 2006.

Options/SAR Grants in Last Fiscal Year

The following table contains information concerning individual grants of stock options made during the Company’s last completed fiscal year to each of the Named Executive Officers. To date, the Company has not granted stock appreciation rights.

Name	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
						5%($)	10%($)
Thomas H. McLain	150,000		7.58%	$12.06	03/14/2015	1,137,670	2,883,080
Raafat E.F. Fahim, Ph.D.	0		0.0%	$0	N/A	0	0
H. LeRoux Jooste	0		0.0%	$0	N/A	0	0
Henrik S. Rasmussen, M.D., Ph.D.	0		0.0%	$0	N/A	0	0
Mark L. Smith	75,000	(2)	3.79%	$12.06	03/14/2015	568,835	1,441,540

(1)	These options become exercisable in four equal annual installments beginning one year from the date of grant. The Compensation Committee may at any time accelerate the exercisability of any option. In addition, in the event of a change in control of the Company, the Compensation Committee may take such actions with respect to the options as it considers equitable and in the best interests of the Company. Under the terms of his employment agreement, if Mr. McLain is terminated without cause (as defined in his agreement), then each of his non-vested options will immediately vest and be exercisable for one year following his termination date, but in no event later than the original option expiration date. Under the terms of his change of control agreement, if Mr. McLain is terminated in connection with a change of control (as defined in his agreement), then each of his non-vested options will immediately vest and be exercisable for specified periods, but in no event later than the original option expiration date.
(2)	As a result of Mr. Smith’s resignation, these options expired on June 4, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

None of the Company’s Named Executive Officers exercised stock options during the fiscal year ended December 31, 2005. The following table contains information concerning the fiscal year-end value of unexercised options held by the Named Executive Officers, provided on an aggregated basis.

	Number of Securities Underlying Unexercised Options at December 31, 2005(#)	Value of Unexercised In-the-Money Options at December 31, 2005($)(1)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Thomas H. McLain	765,486/30,458	70,020/0
Raafat E.F. Fahim, Ph.D.	231,259/20,000	0/0
H. LeRoux Jooste(2)	40,000/0	0/0
Henrik S. Rasmussen, M.D., Ph.D.	234,282/20,000	0/0
Mark L. Smith	327,445/20,604	0/0

(1)	Calculated using the difference between the option exercise price and $3.38 per share, the closing price of the Common Stock on The NASDAQ National Market (“NASDAQ”) on December 30,2005. The closing price of the Common Stock on NASDAQ on March 24, 2006, was $5.69 per share.

(2)	In connection with the termination of his employment, 160,000 outstanding options held by Mr. Jooste expired and were terminated as of February 28, 2006. The remaining 40,000 options held by Mr. Jooste will be exercisable until the earlier of February 28, 2007, or the original option expiration date.
(3)	10,302 outstanding options held by Mr. Smith were terminated effective immediately upon his resignation in March 2006. All remaining options held by Mr. Smith were exercised or expired by June 4, 2006.

Employment Agreements

The Company has employment agreements with Messrs. McLain, Jooste and Smith, and Drs. Fahim and Rasmussen. The annual salaries paid under the employment agreements with Messrs. McLain, Jooste and Smith and Drs. Fahim and Rasmussen, are $450,000, $290,000, $280,000, $290,000 and $290,000 per year, respectively. Such salaries are subject to discretionary annual increases as determined by the Compensation Committee. Under the employment agreements, the executive officers are eligible to participate in the Company’s fringe benefit programs and are entitled to receive such bonus or other compensation as determined by the Compensation Committee. In addition, the executive officers are entitled to receive a monthly automobile allowance.

Each of the employment agreements provides that the employee’s employment may be terminated by either the employee or the Company prior to the expiration of its term; however, if the employee is terminated other than for cause or disability, or if, after the expiration of the employment period, the employee gives notice of termination and within 30 days prior to the expiration of the employment period the Company had not offered to renew the agreement on terms no less favorable to him than the terms then in effect and within 90 days following the expiration of the employment period the Company has not tendered the employee a new employment agreement executed on behalf of the Company and containing such no less favorable terms, then he is entitled to receive the following severance benefits: (i) severance pay of his base salary as in effect at the time of such termination for 18 months in the case of Messrs. Jooste and Smith and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain; (ii) pro rated bonus compensation; (iii) the continuation of certain fringe benefits for 18 months in the case of Messrs. Jooste and Smith and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain; and (iv) immediate vesting of any non-vested stock options held by the employee, which will be exercisable for 12 months in the case of Messrs. Jooste and Smith and Drs. Fahim and Rasmussen, and 24 months in the case of Mr. McLain, after the termination date, but in no event later than the original option expiration date.

Each of the employment agreements provides that the employee will not compete with the Company for a period of one year after his employment terminates and that the payment of any severance pay is subject to the execution by the employee of a release.

Effective February 28, 2006, the Company terminated the employment of H. LeRoux Jooste, the Company’s former Senior Vice President, Global Sales and Marketing. Pursuant to the terms of a Severance Agreement between Mr. Jooste and the Company, notwithstanding Mr. Jooste’s employment agreement, Mr. Jooste received a lump sum payment of $253,667, representing severance pay equal to his then-current base salary and continuation of an auto allowance for 10 months, and continuation of his healthcare benefits until December 31, 2006 (in lieu of 18 months of severance pay and continuation of benefits provided by the terms of the employment agreement). In addition, notwithstanding the terms of his employment agreement, which provided that vested stock options held by Mr. Jooste would remain exercisable for one year after the termination of his employment, Mr. Jooste agreed in the Severance Agreement that options held by him to purchase 160,000 shares of Common Stock would terminate on February 28, 2006.

Change of Control Agreements

The Company has change of control agreements with Mr. McLain and Drs. Fahim and Rasmussen. Although specific rights and obligations are different under each agreement, the general terms of these agreements are similar. Each of the change of control agreements provides for severance benefits in the event that the employee’s employment terminates in connection with a change of control. Under the agreements, a “Change of Control” shall be deemed to have taken place if: (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities or (B) a liquidation or dissolution of the Company; or (iii) as the result of a tender offer, exchange offer, merger, consolidation, sale of assets or contested solicitation of proxies or stockholder consents or any combination of the foregoing transactions, the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or of any parent of or successor to the Company immediately after the transaction occurs. Primarily, the change of control agreements provide for the payment of a lump sum amount equal to a multiple of the sum of (a) the higher of (i) the employee’s annual base salary as of the date of the agreement or (ii) the employee’s base salary immediately prior to the change of control plus (b) the target bonus the employee could have earned for the fiscal year in which the change of control occurred. For Mr. McLain, the multiple is three. For Drs. Fahim and Rasmussen, the multiple is two.

In addition, the change of control agreements provide for the following severance benefits: (i) the continuation of certain employee benefit programs for specified periods; (ii) the payment by the Company of any compensation previously deferred by the employee within five days of termination; (iii) accelerated vesting of any outstanding stock options held by the employee, which will be exercisable for five years, but in no event later than the original option expiration date; and (iv) the payment by the Company for outplacement services provided to the employee.

The Company also had change in control agreements with Messrs. Jooste and Smith with terms substantially similar to those described above; however, the Company’s change in control agreements with Messrs. Jooste and Smith terminated upon their departures from the Company.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Under the federal securities laws, the deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting is December 8, 2006. Under the Company’s by-laws, notice of a stockholder proposal is considered untimely unless it is delivered to or mailed and received at the principal executive offices of the Company not later than 90 days before the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day after such notice of the meeting date was mailed or such prior public disclosure was made.

IMPORTANT

The Board urges you NOT to return any WHITE consent card solicited from you by Third Point. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the WHITE consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners, Inc., toll free at (800) 322-2885.

Annex I

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Please see the table on page 13 under the caption “SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” for information regarding the interests of the participants in this solicitation.

Transactions in the Company’s Common Stock During the Past Two Years

The following is a list of all purchases and sales of the Company’s Common Stock made during the two years ended November 6, 2006 by persons who may be deemed participants in the Company’s solicitation of revocations of consent. Sales are in parentheses.

Participant	Date	Purchase/Sale of Shares
David L. Castaldi	05/12/2006	3,174	(1)
	04/14/2005	7,500
Geoffrey F. Cox	05/17/2006	5,250
	05/27/2005	7,500
	05/27/2005	(1958)
	05/13/2005	1776
Peter Davis	05/12/2006	3968	(1)
Raafat E.F. Fahim	05/31/2006	4,764.5226	(2)
	11/30/2005	594.3074	(2)
	11/03/2005	5,000
	05/31/2005	1,228.4432	(2)
	06/08/2005	2,000
	05/20/2005	1,000
	11/30/2004	569.1057	(2)
Richard A. Harvey, Jr.	05/17/2006	7,500
	05/26/2005	4,500
Linda Jenckes	05/13/2005	7,500
Thomas H. McLain	05/31/2006	4,764.5226	(2)
	11/30/2005	594.3074	(2)
	11/15/2005	63,271.6566	(3)
	05/31/2005	1,228.4432	(2)
Henrik S. Rasmussen	05/31/2006	3,573.392	(2)
	11/30/2005	953.7002	(2)
	05/31/2005	921.3324	(2)
	11/30/2004	548.7805	(2)
Stephen G. Sudovar	5/12/2006	4,365	(1)

(1)	Shares granted in lieu of cash non-employee director compensation.
(2)	Shares purchased through the Company’s employee stock purchase plan.
(3)	Shares purchased through the Company’s 401(k) plan.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s Common Stock; (ii) none of the participants owns the Company’s Common Stock of record, but not beneficially; and (iii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Company’s Common Stock by Associates of Participants

To the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) who beneficially own any shares of the Company’s Common Stock.

I-2

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2006

FORM OF CONSENT REVOCATION CARD—BLUE

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

NABI BIOPHARMACEUTICALS

The undersigned, a holder of shares of common stock, par value $.10 per share (the “Common Stock”), of Nabi Biopharmaceuticals (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on •, 2006, hereby acts as follows concerning the proposals of Third Point LLC, Third Point Offshore Fund, Ltd., Third Point Ultra Ltd., Third Point Partners LP, Third Point Partners Qualified LP, Lyxor/Third Point Fund Limited, and Daniel S. Loeb (collectively, “Third Point”) set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as ☒ indicated in this example.

PROPOSAL 1:	Proposal made by Third Point to remove, without cause, Thomas H. McLain, Richard Harvey, Leslie Hudson, Peter Davis and David Castaldi, who collectively comprise the majority of the current directors of the Company, and any other director appointed to the Board to fill any newly-created directorship or vacancy on the Board prior to the effective date of this proposal.

☐ YES, REVOKE MY CONSENT

☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Proposal made by Third Point that stockholders recommend the Board select Jason Aryeh, Todd Davis, Stephen Kasnet, Timothy Lynch and Stuart Oran as directors of the Company to fill the vacancies created by the passage of Proposal 1.

☐ YES, REVOKE MY CONSENT

☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE RECOMMENDATION FOR APPOINTMENT OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE RECOMMENDED FOR APPOINTMENT IN THE FOLLOWING SPACE:

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: , 2006
Print Name:
Signature (Title, if any):
Signature (if held jointly):
Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT THIRD POINT’S EFFORTS TO HIJACK THE STRATEGIC EVALUATION PROCESS. FIRST, DO NOT SIGN THIRD POINT’S WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THIS CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED THIRD POINT’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND THIS CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call: (800) 322-2885.

PLEASE FAX YOUR BLUE CONSENT REVOCATION CARD TO: (212) 929-0308.